Version B

Exhibit 10.1

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 24, 2006, between MATTHEW BURRIS, a resident of Connecticut (the Executive), and TRUEYOU.COM, a Delaware corporation (the “Company”).

RECITALS

                WHEREAS, the Company desires to employ the Executive, and the Executive desires to enter into such employment with the Company, upon the terms and conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

        1.            Employment; Duties; Location.

        (a)            Employment; Duties. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive as an Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined in Section 4). The Executive shall have such authorities, duties and responsibilities as are usual and customary for an Executive Vice President, Chief Financial Officer and the Chief Operating Officer of a public company, including, without limitation, the daily fiscal management of the Company, preparation of financial statements, tax returns, financial position forecasts, annual budgets, regulatory reports required to be filed with the Securities and Exchange Commission and other local, state and federal authorities, human resources management, to assist in the design of an employee incentive compensation and bonus compensation plan, responsibility for all aspects of the Company’s relationships with its outside and internal auditors, audit committee, accountants and legal counsel, responsibility for investors relations, risk management, information technology and all other duties and responsibilities as may from time to time be directed by the Board of Directors of the Company (the “Board”) and consistent with the position of Executive Vice President and Chief Financial Officer and Chief Operating Officer. The Executive shall report exclusively and directly to the senior most operating officer of the Company. The Executive shall also serve in the same positions for all of the Company’s subsidiaries with no additional compensation to be paid to the Executive for his services in such positions.

        (b)            Location. The location at which the Executive will perform his duties under this Agreement shall be the Company’s principal executive offices in Norwalk, Connecticut, subject to reasonable travel required to perform his duties under this Agreement.

        2.            Performance. During the Employment Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and the discharge of his responsibilities hereunder (excluding periods of vacation and sick leave); provided that the Executive may (a) engage in or serve such professional, civic, trade association, charitable, community, educational, religious or similar types of organizations, or speaking engagements, or serve on the boards of directors or advisory committees of any charitable or not-for-profit entities; (b) with the prior written consent of the Company, such consent not to be unreasonably withheld, serve on the boards of directors or advisory committees of any for-profit business entities; and (c) attend to the Executive’s personal matters and/or the Executive’s and/or his family’s personal finances, investments and business affairs. It is understood that in all events and even if consented to by the Company, at all times the Executive’s duties and responsibilities to the Company shall be paramount, and the Executive shall not permit any other activities to interfere with the Executive’s responsibilities to the Company under this Agreement. The Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to above.

        3.            Compensation and Benefits.

        (a)            Base Salary. The Company shall pay the Executive a base salary at an annual rate of Three Hundred Fifty Thousand Dollars ($350,000), with annual reviews for increase but not decrease, provided, however, that, at a minimum, the base salary shall be increased effective as of each anniversary date hereof by the percentage increase in the consumer price index for all items for all-urban consumers respecting the New York City Metropolitan Area, as published by the United States Department of Labor, Bureau of Labor Statistics, for the 12-month period immediately preceding such anniversary date (such annual base salary as increased from time to time shall hereinafter be referred to as “Base Salary”). The Base Salary shall be paid in accordance with the normal payroll practices for executives of the Company as in effect from time to time, but in no event less often than monthly.

        (b)            Bonus. The Executive shall participate in the Company’s bonus arrangement as mutually agreed between the Company and the Executive and as shall be set forth as Exhibit A hereto, as such arrangement may be amended from time to time after the date hereof with the Executive’s written consent. As the Company’s bonus plan does not exist as of the Commencement Date (as defined in Section 4), the parties agree that, until this Agreement is amended to provide a new bonus plan, the annual bonus award target is sixty percent (60%) of the Base Salary, payable to the Executive based on the Executive’s attainment of performance measures, as determined by the senior operating officer of the Company and approved by the Board; provided, however, that the Executive will receive a minimum annual bonus payment of Sixty Thousand Dollars ($60,000) payable at the beginning of July of each calendar year during the Employment Term. Notwithstanding the foregoing, such minimum annual bonus payment due on July 1, 2006 shall be payable on the later of July 1, 2006 or the date on which the Company consummates a financing transaction of no less than $20,000,000. In addition, the Company shall on an annual basis, commencing with the fiscal year beginning July 1, 2006, review the Executive’s performance, and in the sole and absolute discretion of the Company, pay the Executive a bonus of One Hundred Fifty Thousand Dollars ($150,000). In the event that the Company creates a deferred compensation plan, the Executive may elect to defer receipt of such in accordance with such plan which plan shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

        (c)            Business Expenses. The Company shall promptly reimburse the Executive for all travel, entertainment and other business expenses incurred by the Executive in the performance of his duties to the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company applicable to senior executives generally.

        (d)            Vacation. The Executive shall be entitled to four (4) weeks paid vacation per year in accordance with the Company’s policies and procedures applicable to senior executives generally and with the timing to be consistent with the needs of the business of the Company.

        (e)            Employee Benefits and Fringe Benefits. The Executive shall be entitled to receive employee benefits (with dependent coverage), including life insurance, health, medical, hospitalization, dental and prescription drug benefits, and travel accident insurance, and fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company in effect for its senior executives from time to time and as the same may be amended from time to time for such senior executives. The Company will reimburse the Executive for all “COBRA” healthcare continuation coverage expenses actually incurred by the Executive (including with respect to coverage for his dependents) from the Commencement Date until the Executive and his dependents are eligible to participate in the Company’s medical, dental and vision insurance plans, within ten (10) days after incurring such expenses. In addition, the Executive shall receive a cash payment equal to the amount of any income tax liability actually incurred by the Executive with respect to such reimbursement plus an amount (the “Tax Gross-Up Amount”) such that after payment of all income and other taxes on such reimbursement plus the Tax Gross-Up Amount, the Executive has after-tax funds remaining in the amount of such expenses. Such cash payment and Tax Gross-Up Amount shall be paid reasonably in advance of such time as the income or other tax is due to be paid by or on behalf of the Executive to the Internal Revenue Service.

        (f)            Stock Option, Savings and Retirement Plans. Additionally, the Executive shall be entitled to participate in all qualified and nonqualified pension, savings and retirement plans, practices, policies and programs (if any) generally applicable to other senior executives of the Company on terms and conditions generally applicable to such executives from time to time and as the same may be amended from time to time for such senior executives. In accordance with the terms and conditions of a stock incentive plan that will be adopted by the Company, the Executive shall, after such plan has been adopted, be granted options to purchase 2,632,500 shares of the common stock of the Company, at an exercise price equal to the fair market value of the common stock of the Company as of the date of such grant, of which options to purchase 292,500 shares of the common stock of the Company shall be immediately exercisable upon such grant and the remainder of which shall vest no less rapidly than quarterly over the four (4)-year period following such grant. Upon changes in the Company’s outstanding common stock by reason of a stock dividend, stock split, reverse stock split, subdivision, recapitalization, merger, consolidation, combination or exchange of shares, separation or reorganization, the number, class and kind of shares and exercise price subject to such option shall be correspondingly adjusted in accordance with the stock incentive plan. In the event of termination of employment by the Executive for Good Reason (as defined in Section 5(c)), or in the event of a Change of Control (as defined in Section 5(d)), all stock option, restricted stock and other stock-based awards held by the Executive or any permitted transferee thereof shall automatically and immediately become fully vested, all restrictions applicable to restricted stock and other stock-based awards shall immediately lapse, and all stock options and other awards shall be fully exercisable and remain exercisable for their full term.

        (g)            Professional Fees and Expenses. The Company shall pay or reimburse the Executive for all reasonable attorneys’ and other professionals’ fees and expenses the Executive incurs in connection with the preparation and amendment of this Agreement and any related agreements, plus a Tax Gross-Up Amount such that after payment of all income and other taxes on such payments or reimbursements plus the Tax Gross-Up Amount, the Executive has after-tax funds remaining in the amount of such fees and expenses. The amount of such attorneys’ and other professionals’ fees and expenses paid or reimbursed by the Company in connection with the preparation of this Agreement and any related agreements shall not exceed $20,000. Reimbursements for such fees and expenses shall be made within ten (10) days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses and such Tax Gross-Up Amount shall be paid reasonably in advance of such time as the income or other tax with respect to such reimbursements is due to be paid by or on behalf of the Executive to the Internal Revenue Service.

        4.            Employment Term. The term of employment of the Executive hereunder (the “Employment Term”) shall begin on or about April 28, 2006, but not before the Executive has completed his prior employment, but in no event later than May 15, 2006 (the “Commencement Date”), and shall continue until terminated in accordance with Section 5, 6 or 7. In the event that the Executive has not commenced employment with the Company pursuant to the terms and conditions of this Agreement on or prior to May 15, 2006, this Agreement shall automatically be of no force and effect and neither party shall have any further rights or obligations under this Agreement.

        5.            Termination Without Cause or for Good Reason.

        (a)            Severance. If the Company terminates the Executive’s employment without Cause (as defined herein), or the Executive terminates his employment with the Company for Good Reason (as defined herein), subject to the provisions of this Agreement, the Executive shall be entitled to receive a lump-sum cash payment from the Company, no later than seven (7) days following such termination, in an amount equal to the Base Salary and minimum annual bonus described in Section 2(b) (the “Severance”); provided, however, that the Company may elect, in its sole discretion, to make such payments ratably over a twelve (12) month period after the date of such termination in the event that the Company has a cash balance equal to or greater than $5,000,000 on the date of such termination; provided further, however, that if such payments are subject to Section 409A of the Code, the immediately preceding proviso shall not apply; provided further, however, that upon the occurrence of such cash balance falling below

$5,000,000 at any time after the date of such termination, then all such payments shall be made in a lump-sum no later than seven (7) days after such occurrence. During the twelve (12)-month period immediately following such termination (the “Continuation Period”), the Executive shall receive (i) continuation of all employee benefits and fringe benefits to which the Executive was entitled under Section 3(e) immediately prior to such termination of employment (including dependent coverage), on terms and conditions that are at least as favorable as those that would have been provided under Section 3(e) if the Executive’s employment had continued for the Continuation Period, disregarding any reduction giving rise to termination for Good Reason or after the date of termination of the Executive’s employment that is not applicable to Company officers generally (such employee benefits and fringe benefits are collectively referred to herein as the “Continued Benefits”); and (ii) at the Company’s expense, reasonable executive outplacement services selected by the Executive (the “Outplacement”) and administrative support at least comparable to the administrative support furnished by the Company to the Executive immediately prior to termination of employment. The Executive shall also receive payment of unpaid Base Salary through the date of such termination; accrued but unused vacation days; any unpaid or minimum bonuses earned through the date of termination; any compensation previously deferred by the Executive, including any deferred compensation (plus any accrued interest and earnings thereon), to the extent consistent with any applicable plan; reimbursement for any unreimbursed fees or expenses under Sections 3(c) and 3(g) incurred through the date of termination; and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant, to the extent consistent with any applicable plan (such payments, rights and benefits referred to in this sentence are collectively referred to hereinafter as “Rights”), payable no later than seven (7) days following such termination or as soon as practicable under the terms and conditions of the applicable plan, program or arrangement that are applicable to other senior executive participants.

        (b)            Payment of Compensation and Benefits. Notwithstanding Section 5(a) or Section 7(b), in the event the Company is unable to provide the Outplacement and/or Continued Benefits under the terms of the applicable plan, practice, program or policy, applicable law or without subjecting the Executive to the additional tax pursuant to Section 409A(a)(1)(B) of the Code, the Company shall pay the Executive, within ten (10) days following the date of termination of his employment, an amount in cash such that following the Executive’s payment of applicable taxes thereon, the Executive retains an amount equal to the cost to the Executive of obtaining the Outplacement or comparable employee benefits or fringe benefits, as the case may be. Notwithstanding anything in this Agreement to the contrary:

        (i)            If payment or provision of any amount or other benefit at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then such payment or benefit shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax, at which time it shall be paid or provided with interest for the period of delay, if such delay is for a period of one (1) year or more, compounded annually (with interpolation for partial years), at the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment or benefit would otherwise have been paid or provided.

        (ii)            If any payment or benefit permitted or required under this Agreement or otherwise is reasonably determined by either party hereto to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of such payment or benefit and this Agreement to either party.

        (c)            Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the written consent of the Executive:

        (i)            the Company changes the titles and/or positions of the Executive such that the Executive is no longer the Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company or no longer reports directly to the senior most operating officer of the Company;

        (ii)            a reduction in or failure to increase the Base Salary in accordance with Section 3(a), or the failure to pay when due Base Salary, annual bonus or any other amounts due under this Agreement. Notwithstanding the foregoing, prior to the Executive having the right to terminate this Agreement under this clause (ii), the Executive shall first provide the Company with written notice specifying such reduction, failure to increase or failure to pay in reasonable detail and if such reduction, failure to increase or failure to pay is susceptible to remedy, the Company shall then have a 5 day period to remedy such reduction, failure to increase or failure to pay alleged by the Executive to be prohibited by this clause (ii) and if such reduction, failure to increase or failure to pay is remedied within such period, the Executive shall have no right to terminate this Agreement based on such reduction, failure to increase or failure to pay, as the case may be;

        (iii)            a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which the Executive is from time to time entitled, or a failure to pay or provide such benefits, fringe benefits or perquisites when due. Notwithstanding the foregoing, prior to the Executive having the right to terminate this Agreement under this clause (iii), the Executive shall first provide the Company with written notice specifying such material reduction or failure in reasonable detail and if such material reduction or failure is susceptible to remedy, the Company shall then have a 30 day period to remedy such material reduction or failure alleged by the Executive to be prohibited by this clause (iii), and if such material reduction or failure is remedied within such period, the Executive shall have no right to terminate this Agreement based on such material reduction or failure, as the case may be;

        (iv)            a material diminution or material adverse change in the Executive’s titles, authorities, duties, responsibilities or reporting relationships, or assignment to the Executive of duties and authorities that are not commensurate with his position. Notwithstanding the foregoing, prior to the Executive having the right to terminate this

Agreement under this clause (iv), the Executive shall first provide the Company with written notice specifying such material diminution, material adverse change or other action in reasonable detail and if such material diminution, material adverse change or other action is susceptible to remedy, the Company shall then have a 30 day period to remedy such material diminution, material adverse change or other action alleged by the Executive to be prohibited by this clause (iv), and if such material diminution, material adverse change or other action is remedied within such period, the Executive shall have no right to terminate this Agreement based on such material diminution, material adverse change or other action, as the case may be;

        (v)            a failure by the Company to procure, and deliver to the Executive satisfactory evidence of, the assumption of this Agreement by any successor or subsidiary as required by Section 16. Notwithstanding the foregoing, if the Executive has actual knowledge of circumstances that are anticipated to, or do or would, give rise to the Company’s obligations under Section 16, then prior to the Executive having the right to terminate this Agreement under this clause (v), the Executive shall first provide the Company with written notice specifying such failure in reasonable detail and if such failure is susceptible to remedy, the Company shall then have a 5 day period to remedy such failure alleged by the Executive, and if such failure is remedied within such period, the Executive shall have no right to terminate this Agreement based on such failure;

        (vi)            any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination, within the meaning of Section 7(a), and otherwise in accordance with this Agreement, which, for purposes of this Agreement, shall be ineffective. Notwithstanding the foregoing, prior to the Executive having the right to terminate this Agreement under this clause (vi), the Executive shall first provide the Company with written notice specifying such breach in reasonable detail and if such breach is susceptible to cure, the Company shall then have a 5 day period to cure such breach alleged by the Executive, and if such breach is cured within such period, the Executive shall have no right to terminate this Agreement based on such breach;

        (vii)            a material breach by the Company of this Agreement. Notwithstanding the foregoing, prior to the Executive having the right to terminate this Agreement under this clause (vii), the Executive shall first provide the Company with written notice specifying such material breach in reasonable detail and, if such material breach is susceptible to cure, the Company shall then have a 30 day period to cure such material breach and if so cured, the Executive shall have no right to terminate this Agreement based on such material breach; or

        (viii)            the relocation of the Executive’s principal place of business outside of Fairfield County, Connecticut, or the borough of Manhattan, or anywhere other than the Company’s headquarters and principal executive offices.

        (d)            Definition of Change of Control. For purposes of this Agreement, “Change of Control” means: (i) any “person” (including any group of persons), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, after the date hereof, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (ii) individuals who at the Commencement Date constitute the Board, and any new director (other than a director (x) designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this subparagraph, or (y) whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as hereinabove defined) other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) the shareholders of the Company approve a merger, reorganization or consolidation of the Company, other than a merger, reorganization or consolidation which would result in (A) the beneficial owners (as hereinabove defined) of the voting securities of the Company outstanding immediately prior thereto continuing to beneficially own voting securities that represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, reorganization or consolidation, and (B) no “person” (as hereinabove defined) acquiring more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (iv) the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or business to an unaffiliated third party; or (v) the shareholders of the Company approve a liquidation or dissolution of the Company.

        6.            Death and Disability. The Company may terminate the Executive’s employment if the Executive becomes Disabled during the Employment Term. The Employment Term shall automatically terminate upon the Executive’s death. Upon termination of the Executive’s employment due to death or Disability, the Executive, or upon the Executive’s death, his estate, survivors or beneficiaries, shall receive: (i) the Base Salary and Continued Benefits for the Continuation Period; (ii) all Rights; (iii) if the Executive had not yet received the minimum bonus described in Section 2(b) for the fiscal year in which death or Disability occurs, such minimum bonus, and (iv) if the Executive had not yet received the bonus in excess of the minimum bonus described in Section 2(b) for the fiscal year in which death or Disability occurs, a pro-rata portion of the annual bonus amount described in Section 2(b) for the fiscal year in which such termination occurs, based on the number of days worked by the Executive during such fiscal year, to be paid within thirty (30) days of such termination. For purposes of this Agreement, “Disability” means that (A) the Executive has been unable, after reasonable accommodation by the Company, for a period of one hundred eighty (180) consecutive days, or for periods aggregating one hundred eighty (180) days in any period of twelve (12) consecutive months, to perform a material portion of the Executive’s duties under this Agreement as a result of physical or mental illness or injury, and (B) a physician selected in accordance with this Section 6 has determined that the Executive’s incapacity is total and permanent. Such physician shall be agreed to in good faith by the Company and the Executive or the Executive’s legal representative. If the Company and the Executive (or his legal representative) shall be unable to agree on such physician, the Company and the Executive (or his legal representative) shall each select a physician and the two physicians shall select a third physician who shall be the physician selected by the Company and the Executive (or his legal representative) for this purpose.

        7.            Other Termination.

        (a)            Notice of Termination. Any termination of the Executive’s employment hereunder by the Company shall be communicated by Notice of Termination to the Executive in accordance with this Section 7(a). For purposes of this Agreement, a “Notice of Termination” means a written notice from the Company that states the specific termination provision of this Agreement relied upon, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of the Executive’s employment under the provision so indicated, and specifies the date of termination of the Executive’s employment, which shall be not less than thirty (30) days from the date such Notice of Termination is received by the Executive, subject to Section 7(c). In the event of a termination by the Company of the Executive without Cause, the Notice of Termination shall so state and shall not be required to provide any facts or circumstances claimed to provide the basis for such termination.

        (b)            Termination for Cause or without Good Reason. If (i) the Company terminates the Executive’s employment for Cause or (ii) the Executive terminates his employment without Good Reason, the Executive shall be entitled to all Rights, to be paid within seven (7) days following such termination or as soon as practicable under the terms and conditions of the applicable plan, program or arrangement that are applicable to other senior executive participants. For termination of the Executive’s employment for Good Reason to be effective, notice of termination must be received by the Company no more than one hundred eighty (180) days after the Executive learns of the acts or omissions purporting to constitute Good Reason which notice shall state the specific provision of this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination for Good Reason.

        (c)            Definition of Cause. For purposes of this Agreement, “Cause” shall mean the Executive: (i) has been convicted of, or pled guilty or nolo contendere to, a felony; (ii) has been convicted of, or pled guilty or nolo contendere to, a crime involving fraud, embezzlement of material property of the Company, bribery, kickbacks or a banking or securities law violation; or (iii) has willfully engaged in misconduct with regard to the Company that has resulted in material damage to the business or reputation of the Company. For purposes of this Agreement, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution of the Board or upon the instructions of the Chairman or the written instructions of the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. For termination of the Executive’s employment for Cause to be effective, the Board must give the Executive at least thirty (30) calendar days’ advance written notice of its intent to terminate his employment for “Cause” specifying in reasonable detail the conduct of the Executive the Board believes constitutes Cause; such notice must be received by the Executive no more than one hundred eighty (180) calendar days after the Board learns of such conduct; and the termination for Cause must be pursuant to a resolution of the Board (1) adopted at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive, and the Executive is given an opportunity, together with his counsel, to be heard by the Board) by the affirmative vote of a majority of the entire membership of the Board, (2) specifying the specific grounds on which the termination for Cause is based, which grounds must have been set forth in the original Cause notice, and (3) finding that in the opinion of the Board such grounds constitute Cause as described in Section 7(c)(i), (ii) or (iii).

        8.            Indemnification.

        (a)            If the Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was an employee, officer or director of the Company or any subsidiary or affiliate of the Company, or is or was serving at the request of the Company, or in connection with his service hereunder, as a director, officer, member, partner, employee, fiduciary, trustee, consultant, representative or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by the Company’s certificate of incorporation, by-laws, or applicable law, as the case may be, on the same basis as all other senior executives, against all Expenses (as defined below) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive ceases to be an officer, director, member, partner, trustee, fiduciary, consultant, representative or agent of, or is no longer employed by, the Company, and shall inure to the benefit of the Executive’s heirs, executors and administrators. The term “Expenses” shall include reasonable fees, costs, and expenses, losses, judgments, damages, liabilities, fines, penalties, excise taxes, settlements, reasonable attorneys’ fees and expenses, reasonable accountants’ and other professionals’ fees and expenses, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.

        (b)            The Company shall, within seven (7) days of presentation of invoices or other appropriate documentation, pay in advance all Expenses incurred in connection with any Proceeding relating to the Executive’s services as an officer, employee or director of the Company or any other indemnifiable matter; provided that if it is determined in accordance with the Company’s Certificate of Incorporation, bylaws, and/or applicable law that the Executive is not entitled to reimbursement for all or any part of such Expenses, the Executive shall reimburse the Company therefor.

        (c)            The Company shall cover the Executive under its directors’ and officers’ liability insurance on the same terms and on the same basis as all directors and other senior executive officers of the Company as in effect from time to time.

        (d)            Notwithstanding any other provisions of this Agreement to the contrary, the obligations of the Company under this Section 8 shall continue during the Employment Term and, after the Executive ceases to be an officer or employee of the Company, during any period which the Executive may be liable for acts or omissions as an officer or employee of the Company or its subsidiaries or affiliates or any other potentially indemnifiable matter (but no less than three (3) years after the date of such cessation) on the same basis as all other senior executives of the Company.

        (e)            The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

        9.            Confidential Information. The Executive shall, from time to time, have access to confidential information relating to the business of the Company and its subsidiaries. During the Employment Term and for all times thereafter, the Executive shall not communicate or divulge any such confidential information that he may obtain during his employment by the Company and its subsidiaries to any other person, firm or corporation, except to the minimum extent necessary in the course of his employment with the Company and its subsidiaries or with the prior written consent of the Company or to defend his own rights or as required by applicable law or regulation or the order of a court or other governmental body having jurisdiction over such matter; provided, however, that the Executive shall have no obligation to maintain in confidence any information that is or becomes publicly available other than as a result of the Executive’s violation of this Section 9 or any information of a type not otherwise considered confidential by persons engaged in the business conducted by the Company or any of its subsidiaries.

        10.            Non-Competition. During the Employment Term and continuing until the first anniversary date after the termination of the Executive’s employment hereunder (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, render services of a business, professional or commercial nature (whether for compensation or otherwise) or lend money to any person or entity competitive with the business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to such termination of employment, or serve as an officer, director, employee, partner, member, owner, consultant or independent contractor in any entity which is competitive with the business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to such termination of employment. Notwithstanding the foregoing, nothing shall prevent the Executive from (a) owning publicly traded securities issued by any such competitive entity, provided that the ownership thereof by the Executive does not constitute more than 5% of all of such entity’s publicly traded outstanding securities or (b) being employed by or otherwise involved with a subsidiary or division, which is not competitive with the business of the Company or any of its subsidiaries, of a company that is otherwise competitive with the business of the Company or any of its subsidiaries.

        11.            Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of any other person or entity, employ, engage or retain any person who at any time during the then immediately preceding 12 month period shall have been an employee of the Company or any of its subsidiaries (other than any such person whose employment was terminated by the Company prior to such employment, engagement or retention), or contact any supplier, customer or employee of the Company or any of its subsidiaries for the purpose of soliciting or diverting any such supplier, customer or employee from its business relationship with the Company or any of its subsidiaries or otherwise intentionally interfering with the business relationship of the Company or any of its subsidiaries with any of the foregoing.

        12.            Non-Disparagement; Release; Other Agreements.

        (a)            At any time during the Employment Term and thereafter, the Company and/or its subsidiaries or affiliates (collectively, the “Company Parties”), on the one hand, and the Executive, on the other hand, shall not make or authorize any person to make or allow any statement or take any action, public or private, which would disparage or criticize the other party, including, for example, their character and/or services; provided, however, that nothing contained in this Section 12(a) shall preclude any Company Party or the Executive from making any truthful statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body.

        (b)            If the Company shall have failed to duly and punctually pay and provide any and all payments and benefits to which the Executive is entitled from the Company, including any severance payments and benefits under Section 5, for five (5) days after the Executive provides the Company with written notice of such failure, the Executive shall not be required to comply with the agreements and covenants set forth in Sections 10, 11 and 12(a).

        (c)            As a condition to the receipt by the Executive of the Severance, the Executive and the Company shall execute and deliver a mutual release of claims substantially in the form attached hereto as Exhibit B. The Executive’s receipt of: (i) 33?% of the Severance shall be in consideration of the Executive’s agreements set forth in paragraph 4(a) of such mutual release; (ii) an additional 33?% of the Severance shall be in consideration for the Executive’s agreements set forth in paragraph 4(b) of such mutual release and (c) an additional 33?% of the Severance shall be in consideration of the Executive’s agreements set forth in paragraph 4(c) of such mutual release.

        13.            Certain Additional Payments by the Company.

        (a)            Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment (as defined in Section 13(e)) would be subject to the Excise Tax (as defined in Section 13(e)), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b)            Subject to the provisions of Section 13(c), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as shall be designated by the Executive and reasonably acceptable to the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for any individual, entity or group involved in a Change of Control or other transaction involving the Company, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Company to or for the benefit of the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 13(c), and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

        (c)            The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

        (i)            give the Company any information reasonably requested by the Company relating to such claim,

        (ii)            take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

        (iii)            cooperate with the Company in good faith in order effectively to contest such claim, and

        (iv)            permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13(c), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such claim to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)            If, after the receipt by the Executive of an amount from the Company pursuant to the next to last sentence of Section 13(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 13(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of a payment from the Company pursuant to the next to last sentence of Section 13(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such payment shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (e)            The following terms shall have the following meanings for purposes of this Section 13.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

        (ii)            “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

        14.            Notice. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed certified or registered mail, return receipt requested, postage prepaid, and, if to the Executive, addressed to him at 26 Burr School Road, Westport, CT 06880, and, if to the Company, addressed to it at 501 Merritt 7, 5th Floor, Norwalk, CT 06851, Attention: Chairman, or to such other address as either party may have furnished to the other in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        15.            Applicable Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to rules relating to conflict of law. Each of the Executive and the Company unconditionally and irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York as the sole venue for any suit, action or proceeding arising out of or relating to this Agreement, and each of the Executive and the Company hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 14 hereof. Each of the Executive and the Company hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

        16.            Successors; Binding Agreement. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ the Executive under the terms hereof. The Company cannot assign, or delegate its duties under, this Agreement except (i) pursuant to the immediately preceding sentence, or (ii) to a subsidiary of the Company, provided that such subsidiary expressly assumes and agrees in writing to perform this Agreement and, in such case, the Company’s liability to make and provide payments and benefits hereunder shall nevertheless not be discharged thereby. As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not assign this Agreement or any rights hereunder, or delegate his duties under this Agreement, without the prior written consent of the Company; however, in the event of the death of the Executive, all rights to receive payments hereunder shall become rights of the Executive’s devisee, legatee or other designee or the Executive’s estate.

        17.            No Mitigation; No Set-Off. In the event of any termination of the Executive’s employment, he shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to the Executive under any of the provisions of this Agreement. The Company’s obligation to make the payments, and provide the benefits, provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by (a) any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive except pursuant to Sections 8 and 26, or (b) any remuneration or benefits attributable to any subsequent employment with an unrelated person, or any self-employment, that the Executive may obtain. Any amounts due under Section 5 are considered reasonable by the Company and are not in the nature of a penalty.

        18.            Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit or compensation plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Commencement Date with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit or compensation plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Company at or subsequent to the date his employment with the Company terminates shall be payable in accordance with such benefit or compensation plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, nothing in this Section is intended to give the Executive additional rights not set forth in this Agreement.

        19.            Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral. No provision of this Agreement may be waived, modified, amended or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Company. No waiver by either party to this Agreement at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        20.            Company’s Representations. The Company represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it. The Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that its execution and performance of this Agreement is not a violation or breach of, and does not conflict with, any other agreement between the Company and any other person or entity. The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

        21.            Executive’s Representations. The Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. The

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of, and does not conflict with, any other agreement between the Executive and any other person or entity. The Executive represents and warrants that this Agreement is a legal, valid and binding agreement of the Executive, enforceable in accordance with its terms.

        22.            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        23.            Severability. The Company and the Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the parties hereto. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.

        24.            Survival. The Executive’s rights hereunder, including his rights to compensation and benefits shall survive the termination of this Agreement and the termination of his employment hereunder. In addition, Sections 8 through 23, and Sections 25 through 28, as applicable to each of the Executive and the Company, shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder.

        25.            Headings; Construction. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof. The words “Section” and “clause” herein shall refer to provisions of this Agreement, unless expressly indicated otherwise. The words “include,” “includes” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

        26.            Disputes. If any contest or dispute shall arise under this Agreement involving the Executive’s employment or the termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall continue to pay the Executive’s Base Salary and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when notice giving rise to such contest or dispute was given until resolution thereof, and, within ten (10) days of presentation of invoices or other appropriate documentation, pay in advance all Expenses incurred by the Executive or his estate or beneficiaries in connection with such contest or dispute or in any other effort to establish the Executive’s, his estate’s or his beneficiary’s entitlement to any compensation and benefits under this Agreement, plus a Tax Gross-Up Amount (to be paid reasonably in advance of such time as the income or other tax is due to be paid by or on behalf of the Executive to the Internal Revenue

Service); such that after payment of all income and other taxes on such payments plus the Tax Gross-Up Amount, the Executive has after-tax funds remaining in the amount of such Expenses; provided that the Executive shall promptly return such advanced Expenses and Tax Gross-Up Amount to the Company within ten (10) days after it is finally determined by a court that the Executive shall not be entitled to retain such advanced Expenses and Tax Gross-Up Amount. Amounts paid to the Executive under this Section 26 during the pendency of any such contest or dispute are in addition to all other amounts due under this Agreement and shall not offset against or reduce any other amounts under this Agreement.

        27.            Interest on Late Payments. In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, if such delay is for a period of one (1) year or more, compounded annually (with interpolation for partial years), equal to the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment was first due.

         28.            Specific Performance. The Executive acknowledges that any breach or threatened breach of its covenants contained in this Agreement could cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, the Executive agrees that the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach by the Executive of any covenants contained in this Agreement, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law or irreparable harm.

                IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

TRUEYOU.COM
Date: April 21, 2006	By: /s/ Richard Rakowski
Name: Richard Rakowski Title: Chairman and CEO
Date: April 26, 2006	/s/ Matthew Burris MATTHEW BURRIS

Exhibit A

(Intentionally black as of the Commencement Date)